Exhibit 99.1
Press Release
For Immediate Release
Contact: Claire S. Bean, Executive Vice President and Chief Financial Officer
1-508-528-7000 x363
Benjamin Franklin Bancorp Reports Results for First Quarter of 2006; Declares
Quarterly Dividend
FRANKLIN, MASSACHUSETTS (April 27, 2006): Benjamin Franklin Bancorp, Inc.
(the “Company” or “Benjamin Franklin”) (Nasdaq: BFBC), the bank holding company for Benjamin Franklin Bank (the “Bank”), today reported net income of $1.3 million, or $.16 per share (basic and diluted), for the quarter ended March 31, 2006. In the first quarter of 2005, the Company earned $331,000.
The Company also today announced that its Board of Directors declared a quarterly cash dividend of $.03 per common share, payable on May 25, 2006 to stockholders of record as of May 11, 2006.
Thomas R. Venables, President and CEO, noted: “The fruits of our acquisition of Chart Bank and public offering can be clearly seen in our first quarter results, which are nearly quadruple those of the first quarter of 2005. In the face of today’s difficult rate environment and the prospect of continued margin pressure, we remain cautiously optimistic about our ability to continue to grow our core businesses by making investments in our delivery network, product capabilities and business development resources.”
In the first three months of 2006, the Company’s balance sheet increased by $29.0 million, or 3.3%, to $896.1 million. Asset growth was nearly evenly split between cash/ cash equivalents, which increased by $11.4 million or 17.3%, and loans, which increased by $11.0 million or 1.8% during the quarter. Asset growth was funded by increases in deposit balances aggregating $40.5 million or 6.6%, offset by a $12.4 million or 8.8% decrease in borrowed funds.
The increase in deposits came primarily in money market accounts, which increased by $23.4 million or 24.8%, and time deposit accounts, which rose by $18.1 million or 6.9% during the quarter. Product promotions with an emphasis on premium rates were responsible for most of the increases in these two deposit categories.
The increase in loans during the first quarter was principally the result of growth in residential mortgage loans (up $10.3 million or 3.6%) and commercial real estate loans (up $8.2 million or 3.9%), offset by a decrease in construction loans outstanding of $9.2 million, a reduction of 15.2% during the quarter. The increase in residential mortgage loans resulted primarily from the purchase of two whole loan pools, consisting of adjustable rate loans collateralized by Massachusetts properties.

Non-performing assets as a percentage of total assets remained low, at 0.04% as of March 31, 2006. The allowance for loan losses increased to 0.91% of total loans at March 31, 2006, compared to 0.84% of total loans at March 31, 2005.
The Company’s net interest margin (“NIM”) was 3.14% for the three months ended March 31, 2006, an increase of 17 basis points compared to the first quarter of 2005. While the NIM increased when compared to the year earlier period, it has narrowed from its more recent high of 3.34% in the third quarter of 2005. The widening of the NIM in mid-2005 was due to the Chart Bank acquisition on April 4, 2005 and the addition of its more commercially-oriented balance sheet to that of the Company. More recently, increased price competition for time deposits and money market accounts has caused the NIM to narrow. The continued flattening of the Treasury yield curve has also contributed to a decrease in the margin, in that a relatively flat yield curve has the effect of reducing the spread between the Company’s earning assets and its core deposit accounts. Management expects that the Company’s NIM will contract further in 2006 as a result of the relatively flat yield curve and continued competitive pressure on both certificate and money market account interest rates.
Overall, the increase in the NIM for the first quarter of 2006 when compared to 2005, coupled with balance sheet growth, resulted in a $2.3 million increase in net interest income, which rose to $5.9 million in the first quarter of 2006, compared to $3.6 million for the first quarter of 2005. Average interest-earning assets increased by $266.9 million between the two quarters, driven primarily by a $218.2 million increase in average loans outstanding. Average interest-bearing liabilities increased by $242.0 million, as deposits increased on average by $181.4 million and borrowed funds by $60.7 million. This growth in both assets and liabilities was a function of the acquisition of Chart Bank, the receipt of $53.7 million in net proceeds as a result of the Company’s mutual-to-stock conversion and related stock offering in April 2005, and internally-generated business development efforts.
The loan loss provision for the first quarter of 2006 was $6,000, a significant reduction from the $168,000 provided in the comparable 2005 quarter. This decrease was due primarily to a 15.2% reduction in construction loans and to a significant reduction in impaired loans between the first quarter of 2005 and the first quarter of 2006, offset in part by increases in residential and commercial mortgage loans.
Non-interest income for the quarter totaled $1.4 million, an increase of $904,000 compared to the first quarter of 2005. This increase reflects the addition of deposit and loan fees associated with former Chart Bank accounts, as well as fee revenue generated by CSSI, the Bank’s ATM servicing subsidiary, obtained as part of the Chart Bank acquisition. For the first quarter of 2006, those CSSI fees amounted to $625,000.
The Company’s efficiency ratio for the quarter (excluding amortization of the core deposit intangible and gains/losses on sales of bank assets) improved to 69.3% from 83.3% in the year earlier period. Although operating expenses have increased in order to support the Company’s lending growth and public company status, the leverage to the Company’s existing expense structure provided by the Chart Bank acquisition and internally-generated growth more than offset these expense increases.
As anticipated in the prospectus used in the Company’s stock offering related to the mutual-to-stock conversion and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Company’s board of directors has adopted a stock-based incentive plan, subject to shareholder approval at the upcoming annual meeting. The granting of restricted stock and stock options under the stock-based incentive plan will increase the Company’s compensation costs in the periods in which such awards and options vest.
Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Benjamin Franklin Bancorp is engaged and changes in the securities market. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)
ASSETS
Cash and due from banks	$19,247	$16,499
Cash supplied to ATM customers	33,137	37,200
Short-term investments	24,720	12,051

Total cash and cash equivalents	77,104	65,750

Securities available for sale, at fair value	129,349	122,379
Securities held to maturity, at amortized cost	80	109
Restricted equity securities, at cost	10,012	10,012

Total securities	139,441	132,500

Loans:
Residential real estate	296,476	286,204
Commercial real estate	217,227	209,009
Construction	51,191	60,399
Commercial business	19,409	19,162
Consumer	36,272	34,814
Net deferred loan costs	1,188	1,214

Total loans, gross	621,763	610,802
Allowance for loan losses	(5,666)	(5,670)

Total loans, net	616,097	605,132
Premises and equipment, net	11,152	11,167
Accrued interest receivable	3,235	3,045
Bank-owned life insurance	7,516	7,451
Goodwill	33,762	33,763
Identifiable intangible asset	3,832	4,133
Other assets	3,939	4,116

	$896,078	$867,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Regular savings	$98,706	$97,960
Money market accounts	117,753	94,347
Now accounts	30,790	32,147
Demand deposit accounts	123,940	124,396
Time deposit accounts	280,964	262,823

Total deposits	652,153	611,673

Long-term debt	127,945	140,339
Other liabilities	7,221	6,933

Total liabilities	787,319	758,945

Common stock, no par value; 75,000,000 shares authorized; 8,488,898 shares issued and outstanding	—	—
Additional paid-in capital	82,857	82,849
Retained earnings	33,956	32,942
Unearned compensation	(5,307)	(5,353)
Accumulated other comprehensive loss	(2,747)	(2,326)

Total stockholders’ equity	108,759	108,112

	$896,078	$867,057

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
Interest and dividend income:
Loans, including fees	$8,842	$4,892
Debt securities	1,262	661
Dividends	120	68
Short-term investments	216	93

Total interest and dividend income	10,440	5,714

Interest expense:
Interest on deposits	3,102	1,232
Interest on borrowings	1,426	853

Total interest expense	4,528	2,085

Net interest income	5,912	3,629

Provision for loan losses	6	168

Net interest income, after provision for loan losses	5,906	3,461

Other income:
ATM servicing fees	625	—
Deposit service fees	329	207
Loan servicing fees	122	72
Gain on sale of loans, net	65	15
Income from bank-owned life insurance	65	59
Miscellaneous	191	140

Total other income	1,397	493

Operating expenses:
Salaries and employee benefits	2,721	2,014
Occupancy and equipment	666	440
Data processing	448	337
Professional fees	365	129
Amortization of core deposit intangible	301	45
Other general and administrative	817	499

Total operating expenses	5,318	3,464

Income before income taxes	1,985	490

Provision for income taxes	717	159

Net income	$1,268	$331

Weighted-average shares outstanding:
Basic	8,026,644	n/a
Diluted	8,026,644	n/a

Earnings per share:
Basic	$0.16	n/a
Diluted	$0.16	n/a

BENJAMIN FRANKLIN BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA
(Dollars in thousands, except share and per share data)

	At or For the Three Months
	Ended March 31,
	2006	2005
	(Unaudited)
Financial Highlights:
Net interest income	$5,912	$3,629
Net income	$1,268	$331
Shares outstanding — end of period	8,030,629	n/a
Weighted average shares outstanding :
Basic	8,026,644	n/a
Diluted	8,026,644	n/a
Earnings per share:
Basic	$0.16	n/a
Diluted	$0.16	n/a
Stockholders’ equity — end of period	$108,759	$30,800
Book value per share — end of period	$13.54	n/a
Tangible book value per share — end of period	$8.86	n/a

Ratios and Other Information:
Return on average assets	0.58%	0.25%
Return on average equity	4.74%	4.25%
Net interest rate spread (1)	2.68%	2.55%
Net interest margin (2)	3.14%	2.97%
Efficiency ratio (3)	69.27%	83.27%
Non-interest expense to average total assets	2.45%	2.64%
Average interest-earning assets to average interest-bearing liabilities	119.23%	124.68%

At period end:
Non-performing assets to total assets	0.04%	0.06%
Non-performing loans to total loans	0.05%	0.09%
Allowance for loan losses to total loans	0.91%	0.84%

Equity to total assets	12.14%	5.28%
Tier 1 leverage capital ratio	9.85%	7.70%
Total risk-based capital ratio	15.19%	12.46%

Number of full service offices	9	6

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income (excluding net gains (losses) on sale of bank assets).

BENJAMIN FRANKLIN BANCORP, INC AND SUBSIDIARY
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (Unaudited)

	Three Months Ended March 31,
	2006			2005
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/Rate(1)	Balance	Interest	Yield/Rate(1)
Interest-earning assets:
Loans	$606,510	$8,842	5.91%	$388,346	$4,892	5.11%
Securities	136,805	1,382	4.10%	91,636	729	3.23%
Short-term investments	19,697	216	4.45%	16,115	93	2.34%

Total interest-earning assets	763,012	10,440	5.55%	496,097	5,714	4.67%
Non-interest-earning assets	115,936			35,717

Total assets	$878,948			$531,814

Interest-bearing liabilities:
Savings deposits	$96,624	118	0.50%	$95,036	116	0.50%
Money market	98,587	510	2.10%	57,267	210	1.49%
NOW accounts	27,155	10	0.15%	22,081	9	0.17%
Certificates of deposits	275,787	2,464	3.62%	142,409	897	2.55%

Total deposits	498,153	3,102	2.53%	316,793	1,232	1.58%
Borrowings	141,797	1,426	4.08%	81,112	853	4.26%

Total interest-bearing liabilities	639,950	4,528	2.87%	397,905	2,085	2.13%
Non-interest bearing liabilities	130,530			102,270

Total liabilities	770,480			500,175
Equity	108,468			31,639

Total liabilities and equity	$878,948			$531,814

Net interest income		$5,912			$3,629

Net interest rate spread (2)			2.68%			2.55%
Net interest-earning assets (3)	$123,062			$98,192

Net interest margin (4)			3.14%			2.97%
Average interest-earning assets to interest-bearing liabilities			119.23%			124.68%

(1)	Yields and rates for the three months ended March 31, 2006 and 2005 are annualized.

(2)	Net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended March 31,
	2006	2005
Efficiency ratio (GAAP)	72.8%	84.1%
Effects of amortization of intangible assets	(4.2)	(1.1)
Effects of net gain on sale of bank assets	.7	.3

Efficiency ratio — Reported	69.3%	83.3%